News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports First Quarter 2014
Diluted Earnings per Share of $0.57

•	Subsea Technologies orders of $1.9 billion

•	Subsea Technologies revenue of $1.2 billion

•	Record Company backlog of $7.8 billion

HOUSTON, April 22, 2014 - FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2014 revenue of $1.8 billion, up 11 percent from the prior-year quarter. Diluted earnings per share were $0.57 compared to $0.43 in the prior-year quarter.
Total inbound orders were $2.6 billion and included $1.9 billion in Subsea Technologies orders. Subsea Technologies backlog was $6.8 billion.
“As a result of strong orders in the quarter, Subsea Technologies achieved record backlog,” said John Gremp, Chairman, President and CEO of FMC Technologies. “We delivered solid subsea revenue and operating profit and expect to see this trend continue throughout the remainder of the year.”
“Surface Technologies operational performance was strong as our international surface wellhead business delivered another solid quarter and our North American business strengthened.”

Review of Operations - First Quarter 2014

Subsea Technologies
Subsea Technologies first quarter revenue was $1.2 billion, up 10 percent from the prior-year quarter.

Subsea Technologies operating profit was up 45 percent from the prior-year quarter to $141.7 million primarily as a result of better execution on a more favorable sales mix.
Subsea Technologies inbound orders for the first quarter were $1.9 billion and backlog was $6.8 billion.

Surface Technologies
Surface Technologies first quarter revenue was $479.5 million, up 14 percent from the prior-year quarter.
Surface Technologies operating profit increased 53 percent from the prior-year quarter to $87.7 million driven by volume growth in the international surface wellhead and North American fluid control businesses.
Surface Technologies inbound orders for the first quarter were $527.3 million and backlog was $789.5 million.

Energy Infrastructure
Energy Infrastructure first quarter revenue was $145.6 million, up eight percent from the prior-year quarter, while operating profit increased 29 percent from the prior-year quarter to $15.6 million.
Energy Infrastructure inbound orders for the first quarter were $141.3 million and backlog was $285.0 million.

Corporate Items
Corporate expense in the first quarter was $14.9 million, an increase of $4.6 million from the prior-year quarter. Other revenue and other expense, net, increased $2.7 million from the prior-year quarter to $19.7 million.
The Company ended the quarter with net debt of $1.1 billion. Net interest expense was $8.2 million in the quarter.
The Company repurchased approximately 899,000 shares of common stock in the quarter, at an average cost of $50.98 per share.
Depreciation and amortization for the first quarter was $54.1 million, down $2.7 million from the sequential quarter. Capital expenditures for the first quarter were $92.0 million.
The Company recorded an effective tax rate of 33.2 percent for the first quarter.

Summary and Outlook
FMC Technologies reported first quarter diluted earnings per share of $0.57.
Total inbound orders of $2.6 billion in the first quarter included $1.9 billion in Subsea Technologies orders. The Company's backlog stands at $7.8 billion, including Subsea Technologies backlog of $6.8 billion.
The Company’s guidance for 2014 diluted earnings per share is $2.55 to $2.75, but now excludes both the expected results from operations of the material handling products business post divestiture and an anticipated gain associated with the sale.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the Company has approximately 19,500 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its second quarter 2014 conference call at 9:00 a.m. ET on Wednesday, July 23, 2014. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2014	2013
Revenue	$1,824.4	$1,646.0
Costs and expenses	1,611.6	1,506.5
	212.8	139.5
Other income (expense), net	(1.1)	1.0
Income before net interest expense and income taxes	211.7	140.5
Net interest expense	(8.2)	(8.1)
Income before income taxes	203.5	132.4
Provision for income taxes	67.0	28.8
Net income	136.5	103.6
Net income attributable to noncontrolling interests	(1.3)	(1.2)
Net income attributable to FMC Technologies, Inc.	$135.2	$102.4

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.57	$0.43
Diluted	$0.57	$0.43
Weighted average shares outstanding:
Basic	237.4	238.7
Diluted	237.8	239.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2014	2013
Revenue
Subsea Technologies	$1,202.0	$1,093.3
Surface Technologies	479.5	421.7
Energy Infrastructure	145.6	134.3
Other revenue (1) and intercompany eliminations	(2.7)	(3.3)
	$1,824.4	$1,646.0

Income before income taxes

Segment operating profit
Subsea Technologies	$141.7	$97.4
Surface Technologies	87.7	57.3
Energy Infrastructure	15.6	12.1
Intercompany eliminations	—	(0.2)
Total segment operating profit	245.0	166.6

Corporate items
Corporate expense	(14.9)	(10.3)
Other revenue and other expense, net (1)	(19.7)	(17.0)
Net interest expense	(8.2)	(8.1)
Total corporate items	(42.8)	(35.4)

Income before income taxes attributable to FMC Technologies, Inc.	$202.2	$131.2

(1)     Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2014	2013
Inbound Orders

Subsea Technologies	$1,918.8	$1,194.1
Surface Technologies	527.3	448.9
Energy Infrastructure	141.3	132.8
Intercompany eliminations and other	—	(11.4)
Total inbound orders	$2,587.4	$1,764.4

	March 31
	2014	2013
Order Backlog

Subsea Technologies	$6,786.6	$4,621.7
Surface Technologies	789.5	522.3
Energy Infrastructure	285.0	291.4
Intercompany eliminations	(18.9)	(8.6)
Total order backlog	$7,842.2	$5,426.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$290.3	$399.1
Trade receivables, net	2,242.2	2,067.2
Inventories, net	983.6	980.4
Other current assets	594.5	576.3
Total current assets	4,110.6	4,023.0

Property, plant and equipment, net	1,396.7	1,349.1
Goodwill	575.4	580.7
Intangible assets, net	307.3	315.3
Other assets	337.2	337.5
Total assets	$6,727.2	$6,605.6

Short-term debt and current portion of long-term debt	$22.0	$42.5
Accounts payable, trade	707.7	750.7
Advance payments and progress billings	934.0	803.2
Other current liabilities	957.9	1,018.3
Total current liabilities	2,621.6	2,614.7

Long-term debt, less current portion	1,339.7	1,329.8
Other liabilities	322.6	324.8
FMC Technologies, Inc. stockholders’ equity	2,422.9	2,317.2
Noncontrolling interest	20.4	19.1
Total liabilities and equity	$6,727.2	$6,605.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31
	2014	2013
Cash provided (required) by operating activities:
Net income	$136.5	$103.6
Depreciation and amortization	54.1	49.0
Trade accounts receivable, net	(170.2)	(147.9)
Inventories, net	(14.7)	(45.8)
Accounts payable, trade	(51.0)	1.3
Advance payments and progress billings	124.0	80.2
Other	(26.9)	(74.2)
Net cash provided (required) by operating activities	51.8	(33.8)

Cash provided (required) by investing activities:
Capital expenditures	(92.0)	(78.9)
Other investing	2.0	2.0
Net cash required by investing activities	(90.0)	(76.9)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(13.2)	40.1
Purchase of stock held in treasury	(45.8)	(27.0)
Other financing	(11.0)	(8.1)
Net cash provided (required) by financing activities	(70.0)	5.0

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.6)	0.2
Decrease in cash and cash equivalents	(108.8)	(105.5)
Cash and cash equivalents, beginning of period	399.1	342.1
Cash and cash equivalents, end of period	$290.3	$236.6